EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey S. Osman, President	York, PA 17401
or
Kathleen M. Miller, Chief Financial Officer

Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY
REPORTS OUTSTANDING SIX MONTH EARNINGS

York, Pennsylvania, August 9, 2007:  The York Water Company’s (Nasdaq: YORW) President, Jeffrey S. Osman, announced today the Company’s financial results for the second quarter and the first six months of 2007.

President Osman reported that second quarter operating revenues of $7,962,000 increased 13.5% over the second quarter  of 2006, and that net income of $1,661,000 increased 13.3% compared to the second quarter of 2006.

President Osman also reported that the first six months' operating revenues of $15,347,000 increased 12.6% over the first six months of 2006, and that the first six months' net income of $2,987,000 increased 9.6% compared to the first six months of 2006.  The increase in revenue is attributed to an increase in the customer base of approximately 2,100, and a 9.2% rate increase granted by the Pennsylvania Public Utility Commission, which was effective September 15, 2006.  The primary contributing factors to the increase in net income were higher operating revenues partially offset by increased operating and income tax expenses.

During the first six months of 2007, the Company incurred $8.3 million on construction projects and the acquisition of the Abbottstown Borough Water System.  The majority of the construction expenditures were for distribution system expansion and improvements.

	Period Ended June 30
	In 000's (except per share)
	Quarter		Six Months
	2007	2006	2007	2006
Operating Revenues	$7,962	$7,016	$15,347	$13,630
Net Income	$1,661	$1,466	$ 2,987	$ 2,725
Average Number of Common Shares Outstanding	11,218	10,416	11,211	10,409
Basic Earnings Per Common Share	$ 0.15	$ 0.14	$ 0.27	$ 0.26
Dividends Paid Per Common Share	$0.118	$0.112	$ 0.236	$ 0.224

Share and per share amounts in the above table have been restated to reflect the September 2006 three-for-two stock split.